UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) (May 17, 2010) May 18, 2010

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th FLOOR, SALT LAKE CITY, UTAH	84133
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

7.01 – Regulation FD Disclosure

On May 17, 2010, holders of the May 15, 2014 and November 16, 2015 series of Zions Bancorporation subordinated notes (CUSIP: 989701 AL1 and 989701 AM9, respectively) which are convertible into the company’s Series A or Series C preferred stock converted $0.7 million and $115.9 million principal amount of the respective notes into a combined 4,664,960 depositary shares, each representing a 1/40th interest in a share of Series C preferred stock (equaling 116,624 shares of Series C preferred stock).  No note holders elected to convert into Series A preferred stock.

The discount amortization for the second quarter of 2010 that is attributable to the May conversion (i.e. accelerated discount amortization) is approximately $60.5 million, which compares to the accelerated discount amortization for the first quarter of 2010 of $11.2 million.

The cumulative amount of subordinated notes converted since the debt was modified in June of 2009 to include the conversion feature equaled $201.1 million, all of which converted into the company’s Series C preferred stock, equaling 8,043,880 depositary shares each representing a 1/40th interest in a share of Series C preferred stock (equaling 201,097 shares of Series C preferred stock in the aggregate), and constituted approximately 16.6% of the original $1.21 billion principal amount of the convertible subordinated notes; the $1.21 billion includes the December modification of $40 million of subordinated debt, as referenced in the Form 8-K filed January 5, 2010.

The conversion dates for the convertible subordinated notes occur only on semi-annual interest payment dates. The next such dates are:

·   September 15, 2010 for convertible 6.00% notes due on September 15, 2015;

·   November 15, 2010 for convertible 5.65% notes due on May 15, 2014;

·   November 16, 2010 for convertible 5.50% notes due on November 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: May 18, 2010	By:	/s/ THOMAS E. LAURSEN
Name: Thomas E. Laursen
Title: Executive Vice President and General Counsel